Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Versicor Inc., a Delaware corporation (the “Company”), and David S. Krause, M. D. (the “Executive”), as of this 1st day of April, 2002.

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the services of the Executive and the Board therefore desires to provide the Executive with the benefits provided for in this Agreement.

B. The Executive has determined that he desires to be employed by the Company and to render to it the services contemplated under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. EMPLOYMENT PERIOD. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company, subject to the terms and conditions of this Agreement, for the period commencing on April 1, 2002 (the “Effective Date”) and ending on the third anniversary of such date (the “Employment Period”); provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of the Effective Date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.

2. DUTIES.

2.1 During the Employment Period, the Executive shall serve as the Vice President, Clinical Research and Medical Affairs of the Company, and shall have such other duties and responsibilities as the Board or the Chief Executive Officer of the Company shall determine from time to time.

2.2 During the Employment Period, the Executive shall be in the exclusive employment of the Company and agrees to devote substantially all of his time, energy and ability to the business of the Company; provided, however, nothing contained herein shall prevent the Executive, upon receiving the prior written approval of the Board, from serving as a non-executive director or trustee of other corporations or businesses that are not in competition with the business of the Company or in competition with any present or future affiliate of the

Company, provided such service does not interfere with the Executive’s duties and responsibilities hereunder.

3. COMPENSATION.

3.1 Base Salary. Beginning on the Effective Date, the Company will pay to the Executive a base salary at the rate of $235,000 per calendar year of completed employment. Such salary shall be earned monthly on a prorated basis and shall be payable in periodic installments no less frequently than monthly in accordance with the Company’s customary practices. Any amounts payable hereunder shall be reduced by standard withholding and other authorized and customary deductions. The Company will review the Executive’s salary at least annually.

3.2 Annual Bonus. Subject to the following conditions, the Executive’s annual bonus opportunity for each full calendar year of employment with the Company shall be up to $50,000, subject to the Executive’s completion and performance of objectives within the Executive’s control, the completion and performance of which shall be determined by the Company in its sole, good faith discretion:

3.2.1 the Executive’s annual bonus opportunity for calendar year 2002 shall be prorated for the portion of the calendar year that the Executive is actually employed by the Company; and

3.2.2 the Executive must be employed by the Company under this Agreement on the date the Company distributes the annual bonuses to the executives of the Company in order to be eligible for the annual bonus under this Section 3.2.

3.3 Stock Options. Subject to the following conditions, and subject to the approval thereof by the Board of Directors of the Company at the next regularly scheduled Board of Directors meeting (the “Board Approval”), the Company shall grant the Executive a stock option (the “Option”) to purchase up to 135,000 shares of the Company’s common stock (the “Common Stock”) (such number of shares to be adjusted to reflect stock splits, reverse stock splits, stock dividends, and similar changes in capitalization of the Company after the date hereof):

3.3.1 The per share exercise price of the Option granted shall equal the closing price of a share of Common Stock on The Nasdaq National Market on the date of the Board Approval.

3.3.2 The Option shall be granted under the Company’s 1997 Equity Incentive Plan or such other plan as the Company may elect, in its sole discretion (the “Plan”), and (i) shall be granted subject to the terms of the Plan, and (ii) shall be evidenced by and granted subject to the terms of a stock option agreement in substantially the form attached hereto as Exhibit A (“Form of Stock Option Agreement”).

3.3.3 The Executive acknowledges having received a copy of the Plan and the Form of Stock Option Agreement.

3.4 Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in incentive, stock incentive, savings and retirement plans, defined contribution plans, practices, policies and programs, as they may change from time to time, to the extent other executives of the same or similar level of the Company participate. Such level of the Executive shall be determined by the Company at its sole discretion and shall be referred to herein as the “Executive’s Level.”

3.5 Welfare Benefit Plans. The Executive and/or his family, as the case may be, shall be entitled to participate in welfare benefit plans, practices, policies and programs provided by the Company (including, medical, prescription, dental, disability, salary continuance, executive life, group life, accidental death and travel accident insurance plans and programs), as they may change from time to time, to the extent such plans, practices, and programs are offered to other executives of the Company at the Executive’s Level.

3.6 Expenses. The Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company, as they may change from time to time, to the extent such expenses are being reimbursed to other executives of the Company at the Executive’s Level.

3.7 Fringe Benefits. The Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company, as they may change from time to time, to the extent such fringe benefits are offered to other executives of the Company at the Executive’s Level.

3.8 Vacation. The Executive shall be entitled to paid vacation time in accordance with the plans, policies, programs and practices of the Company, as they may change from time to time, to the extent such vacation time is offered to other executives of the Company at the Executive’s Level.

3.9 Plan Amendments. The Company reserves the right to modify, suspend or discontinue any and all of its executive plans, practices, policies and programs, as they may change, at its sole discretion and at any time without recourse by the Executive, so long as such action is taken generally with respect to other similarly situated executives and does not single out the Executive.

4. TERMINATION.

4.1 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that a Disability of the Executive has occurred, it may give to the Executive written notice in accordance with Section 15 of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from his duties with the Company on a full-time basis (i) for a period of three consecutive months as a result of Incapacity (as defined below) due to mental or physical illness that is determined to be total and permanent by a qualified and reputable physician selected by the Company in its reasonable, good faith discretion or its insurers or (ii) for shorter periods aggregating 180 or more business days in any twelve month period. “Incapacity” as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of the Executive or substantially impairs the Executive’s ability to perform services to the standard reasonably expected by the Company for the Executive’s office.

4.2 Cause. The Company also may at any time terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has: (i) failed to perform the Executive’s obligations under this Agreement and has not cured such failure in a time specified by the Company after receiving verbal or written notice from the Company; (ii) willfully engaged in illegal conduct or gross misconduct that is injurious to the Company; or (iii) breached the provisions of Section 7 (Confidential Information) of this Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

4.3 Obligations of the Company Upon Termination.

4.3.1 Death, Disability, Cause, Etc. If the Executive’s employment is terminated by the Company for Cause pursuant to Section 4.2, if the Executive resigns for any reason (other than for Good Reason as defined below), or if the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive other than for: (i) payment of the sum of the Executive’s annual base salary through the Date of Termination (as defined below) and any accrued vacation pay to the extent not theretofore paid, which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination (as defined below); (ii) payment of any compensation previously earned and deferred by the Executive (together with any accrued interest or earnings thereon), which shall be paid to the Executive or his estate or beneficiary at the times provided in, and pursuant to terms of, the plan or agreement under which such compensation was deferred; and (iii) payment to the Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans. The payments described in clauses 4.3.1(i) and (ii) shall hereinafter be referred to as the “Accrued Obligations.” If it is subsequently determined that the Company did not have the right to terminate the Executive for Cause under Section 4.2, then the Company’s decision to terminate shall be deemed to have been made under Section 4.3.2 and the amounts payable thereunder shall be the only amounts the Executive may receive for his termination.

4.3.2 Other. If the Company terminates the Executive’s employment under this Agreement other than pursuant to Sections 4.1, 4.2 or 5.1, the Company shall pay to the Executive by cashier’s check within 30 days upon the Executive’s termination of employment with the Company an amount equal to the sum of: (i) one-fourth (1/4th) of the amount of the annual base salary then being paid or required to be paid to the Executive by the Company under this Agreement; and (ii) the Accrued Obligations; provided, however, the Company shall have the right to offset or deduct from such payments any obligations owed to the Company by the Executive. The Executive shall have no duty to mitigate damages and none of the payments provided in this Section 4.3.2 shall be reduced by any amounts earned or received by Executive from a third party at any time; provided, however, the amounts earned or received by the Executive from a third party shall not have been earned in contravention of Section 2.2, in which case the payments provided in this Section 4.3.2 shall be reduced by any amounts earned or received from the third party by the Executive.

4.4 Good Reason. Subject to Section 5.1, if the Executive terminates the Executive’s employment under this Agreement for Good Reason (as defined below), the Executive shall receive within 30 days of such termination the Accrued Obligations; provided, however, the Company shall not be obligated to make any other additional payments to the Executive unless otherwise explicitly provided for under the terms of this Agreement. If the Executive terminates the Executive’s employment with the Company, other than as set forth in Section 4.1 of this Agreement or for Good Reason (as defined below), then the Executive shall be considered in breach of this Agreement and shall be liable to the Company to the fullest extent permitted by law or equity. “Good Reason” shall mean, without obtaining the Executive’s prior written consent thereto, which consent shall not be unreasonably withheld: (i) a material and adverse change in the Executive’s position, duties or responsibilities with the Company; or (ii) any reduction in the Executive’s base salary.

4.5 Notice of Termination and Cure. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. If the Executive terminates his employment with the Company under this Agreement pursuant to Section 4.4 above, the Executive must give written notice to the Company pursuant to this Section 4.5 and shall give the Company 30 days from the date of notice to the Company to cure such default before the Executive can terminate his employment under this Agreement without causing a breach hereunder. The Executive’s breach of this Section 4.5 shall make the Executive liable to the Company to the fullest extent permitted by law or equity.

4.6 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the

date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. CHANGE IN CONTROL.

5.1 Change in Control Payments. Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined below) of the Company occurs during the term of this Agreement, and if within three (3) months following such Change in Control either (i) the Company terminates the Executive’s employment without Cause, or (ii) if the Executive terminates his employment for Good Reason, subject to the Company’s receipt of a full written release of any and all claims by the Executive against the Company, the Company shall pay to the Executive upon the Executive’s termination of employment with the Company an amount equal to:

5.1.1 one times the sum of (a) the amount of the highest annual base salary paid to the Executive during the two most recent calendar years ending prior to the year in which the Change in Control occurs (or such lesser period as applicable) and (b) the amount of the highest bonus (or bonuses) paid to the Executive for any calendar year ending prior to the year in which the Change in Control occurs, if the Executive has been employed by the Company, as of the Effective Date, for less than one full calendar year at the time of the public notice of the prospect of a particular Change in Control transaction; OR

5.1.2 two times the sum of (a) the amount of the highest annual base salary paid to the Executive during the two most recent calendar years ending prior to the year in which the Change in Control occurs (or such lesser period as applicable) and (b) the amount of the highest bonus (or bonuses) paid to the Executive for any calendar year ending prior to the year in which the Change in Control occurs, if the Executive has been employed by the Company, as of the Effective Date, for one full calendar year or more at the time of the public notice of the prospect of a particular Change in Control transaction.

If the Executive elects to receive the payment contemplated under Section 5.1.1 or Section 5.1.2, as applicable (and such election must be made or not by the Executive promptly [and in no event more than five days after the Company’s request that the Executive make an election] and in a written manner to the Company), then such payment shall be the exclusive remedy of the Executive and the payment hereunder shall be in lieu of the payment otherwise payable under Sections 4.3.2 and 4.4 herein, but shall be in addition to the timely payment of the Accrued Obligations. The Executive shall have no duty to mitigate damages and none of the payments provided in this Section 5.1 shall be reduced by any amounts earned or received by the Executive from a third party at any time; provided, however, the amounts earned or received by the Executive from a third party shall not have been earned in contravention of Section 2.2 herein, in which case the payments provided in this Section 5.1 shall be reduced by any amounts earned or received from the third party by the Executive. Notwithstanding anything to the contrary in this Section 5, if, in connection with a Change in Control transaction, the Executive voluntarily enters a new written employment agreement with the Company or its successor, the Executive shall not be entitled to any of the benefits of this Section 5, including, without limitation, any Change in Control payment.

5.2 A “Change in Control” of the Company means any of the following:

5.2.1 approval by the stockholders of the Company of the dissolution or liquidation of the Company and the consummation of the dissolution or liquidation;

5.2.2 approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company) and the consummation of such transaction;

5.2.3 approval by the stockholders of the Company of the sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a subsidiary or other affiliate and the consummation of such transaction; or

5.2.4 any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company.

6. EXCLUSIVE REMEDY. If the Executive elects to receive the payments contemplated by this Agreement (and such election shall be made or not by the Executive promptly and in a written manner to the Company), then he Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

7. CONFIDENTIAL INFORMATION.

7.1 The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

7.2 The Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents (“Company material”) used, prepared, or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

8. SUCCESSORS.

8.1 This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

8.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or succeeds to all or substantially all of the assets or business of the Company, or to which the Company assigns this Agreement by operation of law or otherwise.

9. WAIVER. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

10. MODIFICATIONS. This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

11. SAVINGS CLAUSES.

11.1 If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

11.2 If any provision of this Agreement would, in the written opinion of the Company’s independent accountants, prevent or substantially interfere with the Company’s ability to receive pooling treatment in any business combination, the offending provision will be deemed severed from this Agreement and the other provisions of this Agreement shall not be affected.

12. COMPLETE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding concerning the Executive’s employment and other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This instrument is an integrated agreement.

13. GOVERNING LAW. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws. Any action or proceeding arising from or relating to this Agreement must be brought in federal court in the Northern District of California or in state court in Alameda County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding. At the sole election of the Company, an action or proceeding arising from or relating to this Agreement may be brought in the federal court for the Eastern District of Pennsylvania and the Agreement may be governed by the laws of the State of Pennsylvania.

14. CONSTRUCTION. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15. COMMUNICATIONS. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To Company:	Versicor Inc.
34790 Ardentech Ct.
Fremont, California 94555
Attention: Corporate Secretary
Fax: (510) 739-3085

With copy to:	O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, 26th Floor
San Francisco, California 94111
Attention: Peter T. Healy
Fax: (415) 984-8701

To Executive:	David S. Krause, M.D.
___________________________________
___________________________________

Either party may change the address at which notice shall be given by written notice given in the above manner. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

16. EXECUTION. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

17. LEGAL COUNSEL. The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

18. SURVIVAL. The provisions of this Agreement, including, without limitation, Section 7, shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

VERSICOR INC., a Delaware corporation:

By:	/s/ Timothy J. Henkel

Title:	Executive VP and Chief Medical Officer

Name:	Timothy J. Henkel

“EXECUTIVE”

DAVID S. KRAUSE, an individual

By:	/s/ David S. Krause

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT